Filed Pursuant to Rule 424(b)(3)

File Number 333-196437

FANTEX, INC.

SUPPLEMENT NO. 15 TO

MARKET-MAKING PROSPECTUS DATED

OCTOBER 31, 2014

THE DATE OF THIS SUPPLEMENT IS JUNE 7, 2016

On June 3, 2016, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55204	80-0884134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 31, 2016, Fantex, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on two proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 14, 2016. Only stockholders of record as of the close of business on April 11, 2016, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting.  As of the record date, 102,575,200 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. The tabulation of the stockholder votes on each proposal brought before the Annual Meeting is as follows:

Proposal 1. The election of two directors to hold office until the 2019 annual meeting of stockholders or until their respective successor is elected:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John H. Costello	101,164,053	7,989	137,369

Shahan Soghikian	101,164,040	8,002	137,369

Proposal 2. The ratification of the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016:

Votes For	Votes Against	Abstentions
101,286,500	22,782	129

As a routine proposal under applicable rules, no broker non-votes were recorded in connection with this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2016	FANTEX, INC.

	By:	/s/ David Mullin

David Mullin
Chief Financial Officer